Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 2, 2018, relating to the consolidated financial statements of Kala Pharmaceuticals, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Kala Pharmaceuticals, Inc. for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Base Prospectus and in the Sales Agreement Prospectus, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 9, 2018